                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 16, 1999, except for paragraphs two through four of Note 13, as to which the date is June 18, 1999, relating to the financial statements of FreeShop.com, Inc., of our report dated May 6, 1999, relating to the financial statements of Commonsite LLC, and of our report dated May 24, 1999 relating to the financial statements of Travel Companions International, Inc. which appear in such Registration Statement. We also consent to the references to us under the heading "Experts," in such Registration Statement.




PricewaterhouseCoopers LLP
Seattle, Washington
June 18, 1999